Exhibit 99

Amy E. Hood Elected to 3M Board of Directors

ST. PAUL, Minn. – August 14, 2017 – 3M (NYSE: MMM) announced today that Amy E. Hood, executive vice president and chief financial officer, Microsoft Corp. (Nasdaq: MSFT), has been elected to 3M’s Board of Directors, effective Aug. 13, 2017.

At Microsoft, Hood is responsible for leading the worldwide finance organization, including acquisitions, treasury activities, tax planning, accounting and reporting, and internal audit and investor relations, in a position she has held since July 2013. Prior to this role, she was chief financial officer of the Microsoft division responsible for the company’s productivity applications and services, including Microsoft Office 365 and Dynamics 365. Hood also helped lead the transition to Microsoft’s Commercial Cloud services and is deeply involved in pursuing new addressable market opportunities with strategic investments such as the acquisition of Mojang AB (maker of Minecraft) and LinkedIn.

“We are extremely pleased to welcome Ms. Hood to our board,” said Inge G. Thulin, 3M chairman, president and chief executive officer. “She brings her tremendous skill and immense experience to our board, especially in strategic business development, finance, and digitization.”

Hood will serve on the 3M Board’s finance committee.

Prior to joining Microsoft in 2002, Hood worked at Goldman Sachs & Co. in various investment banking and capital markets group roles. She holds a bachelor’s degree in economics from Duke University and a master’s degree in business administration from Harvard University. In 2016, Hood was named for the first time to Fortune’s Most Powerful Women list.

About 3M
At 3M, we apply science in collaborative ways to improve lives daily. With $30 billion in sales, our 90,000 employees connect with customers all around the world.

3M Investor Contact:
Bruce Jermeland, 651-733-1807

3M Media Contact:
Lori Anderson, 651-733-0831